Exhibit 10.11

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TessPay and IPC

ACP Provider PROFIT SHARING AGREEMENT

THIS AGREEMENT is made this 15th day of June, 2023 (the “Effective Date”), by and between TessPay Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at Ft Myers, Florida (“TessPay”) and Integrated Path Communications LLC, a corporation organized and existing under the laws of New York , with its principal place of business at Hillsdale, New York (the “Provider”).

RECITALS

A.	TessPay is in the business of developing and operating a Fintech Platform that facilitates financing, settlement, and payment processes in various supply chains, including Affordable Connectivity Program (ACP) of the United States Government.

B.	TessPay has the infrastructure and know how to systematically acquire ACP Subscribers. TessPay intends to acquire these customers using the brand name [*]

C.	The Provider is a registered participant in the ACP, providing related services and infrastructure.

D.	TessPay desires to acquire a target of [*] ACP Subscribers in the next 12 months within specific designated States (“Eligible States”) and the Provider has the capacity and infrastructure to support this acquisition and service these subscribers.

E.	TessPay and the Provider mutually desire to share in the profits generated from the provision of ACP services to these subscribers within the designated Territories, as defined herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS AND ROLES AND RESPONSIBILITIES

1.1 For purposes of this Agreement, “Eligible States” shall mean the States in which the Provider has completed its ACP registration, and wherein the Provider operates and provides ACP services in collaboration with TessPay.

1.2 TessPay shall be solely responsible for financing and managing the customer acquisition, targeting and signing up of [*] ACP Subscribers within the designated Eligible States.

1.3 TessPay shall also finance the cost of Devices and Monthly Recurring Charges through the TessPay Fintech Platform.

1.4 The Provider shall be solely responsible for providing the necessary operating infrastructure within the designated Territories, which includes, but is not limited to, the provision of Devices and internet services for the ACP Subscribers.

1.5 TessPay shall adhere to all FCC ACP compliance guidelines and implement such requirements to the satisfaction of Integrated Path Communications, LLC.

2. PROFIT SHARING

2.1 “Profits”, for the purposes of this Agreement, shall mean income before tax derived from the customers signed up via TessPay’s sales channels within the Eligible States, after all allowable deductions including operational costs, expenses, and debt service, as agreed upon by both parties.

2.2 Profits shall be calculated and distributed on a monthly basis at the ratio of [*].

3. REPORTING AND TRANSPARENCY

3.1 Both TessPay and the Provider agree to maintain accurate and detailed financial records for the Territories. Such records shall be disclosed to the other party on a quarterly basis to ensure the accurate calculation of Profits and the subsequent distribution thereof.

4. TERM AND TERMINATION

4.1 This Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated by either party with a written notice of termination delivered at least twelve (12) months prior to the proposed termination date.

5. DISPUTE RESOLUTION

5.1 Any dispute, claim or controversy arising out of or in connection with this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

6. CONFIDENTIALITY

6.1 Each party shall hold in confidence all information concerning the other party obtained in connection with this Agreement that is not generally known to the public. Each party agrees not to disclose such information to any third parties without the prior written consent of the other party except to the extent that such disclosure is required by law, or to its professional advisors under an obligation of confidentiality.

7. GOVERNING LAW

7.1 This Agreement, and all disputes arising out of or related to this Agreement, shall be governed by and construed under the laws of the State of Delaware, without reference to its conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

On Behalf of TessPay Inc.

Jeff Mason, CEO

/s/ Jeff Mason

On Behalf of the Provider, Integrated Path Communications, LLC

Brian Shepard, CEO

/s/ Brian Shepard